Execution Copy

                     ENVIRONMENTAL INDEMNIFICATION AGREEMENT

      THIS ENVIRONMENTAL INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of this 26th day of December, 2003, by and among PHIBRO ANIMAL HEALTH CORPORATION (formerly known as Philipp Brothers Chemicals, Inc.), a New York corporation (the "Company"), PRINCE MFG LLC, a Delaware limited liability company (the "Prince Stockholder"), THE PRINCE MANUFACTURING COMPANY, an Illinois corporation ("Prince" and together with the Company, the Prince Stockholder and Prince, the "Phibro Parties"), and PRINCE MINERAL COMPANY, INC., a Delaware corporation (the "Buyer") (each a "Party" and, together, the "Parties").

                              W I T N E S S E T H:

      WHEREAS, the Phibro Parties, the Buyer and the shareholders of the Buyer are parties to a Purchase and Sale Agreement, dated as of December 26th, 2003 (the "Purchase Agreement"), pursuant to which, among other things, Prince has agreed to convey to the Buyer, and the Buyer has agreed to purchase from Prince, the Prince Assets (as defined in the Purchase Agreement);

      WHEREAS, the Prince Assets include,  among other things, the real property
listed  in  Schedule  2.1(a)  to  the  Purchase   Agreement  (the  "Prince  Real
Property");

      WHEREAS, in connection with the closing of the transactions under the Purchase Agreement, a subsidiary of the Company, Prince Agri Products, Inc., has agreed to convey the Kentucky Street Property (as defined in the Purchase Agreement) (the Prince Real Property and the Kentucky Street Property are referred to herein as the "Real Property") to the Buyer; and

      WHEREAS, the Phibro Parties and the Buyer desire to allocate, as among themselves, obligations and liabilities after the Closing in respect of Existing Environmental Conditions (defined below) and certain other environmental matters as set forth herein;

      NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties agree as follows:

      1. Indemnification.

            (a) Phibro Parties Indemnified Matters.

      Subject to the limitations and minimum amounts in Section 1(c) below, the Phibro Parties agree, jointly and severally, to indemnify, defend and hold the Buyer (and its respective shareholders, officers, directors, employees, agents, successors and assigns) (collectively, the "Buyer Indemnified Parties") harmless from and against any and all Third Party Claims or Damages (including, without limitation, costs associated with the performance of Response Actions as described in Section 2(a) of this Agreement) to the extent arising out of any of the following (the "Phibro Parties Indemnified Matters"):

            (i) any Existing Environmental Conditions;

            (ii) any Third Party Claims to the extent alleging exposure to or Damages arising from any Existing Environmental (ii) Conditions, including, without limitation, (A) all litigation matters listed in Schedule 5.8 of the Purchase Agreement or (B) all Third Party Claims relating to the Release of or exposure to Hazardous Materials from any inventory, products, materials, processes or operations of the Prince Business or at the Real Property on or before the Closing Date;

            (iii) any breach of the representations and warranties made by any of the Phibro Parties in Sections 5.9(c) (with respect to Permits issued under or relating to Environmental Laws) or 5.11 of the Purchase Agreement;

            (iv) (1) the assessment of any fine or monetary penalty levied by a Governmental Authority on the Buyer for any violation or alleged violation of Environmental Laws as in effect as of the Closing Date associated with the Real Property or the Prince Business, but only to the extent that such assessment is caused by a violation occurring on or prior to the Closing Date or arises from any violation described in Schedule A hereto, and (2) except for the matters described on Schedule A hereto, all costs and expenses required to bring the Real Property or the Prince Business into compliance with applicable Environmental Laws as in effect as of the Closing Date; or

            (v) any past, present or future Damages, Third Party Claims or claims by any Governmental Authority arising from any Excluded Real Property (including, without limitation, the Blue Mountain Property), including, without limitation, Damages or Third Party Claims arising from (1) the actual or alleged presence, Release of, or exposure to any Hazardous Materials at, on, under or emanating from any Excluded Real Property, whether known or unknown, (2) any Hazardous Materials generated at or transported from any Excluded Real Property and disposed of or stored at off-site locations, (3) any violation of applicable Environmental Laws at any Excluded Real Property, and (4) any acts or omissions, or conditions at the Excluded Real Property that give rise to liability under any Environmental Law.

            (b) Buyer Indemnified Matters.

      Except as provided in Section 3 of this Agreement, the Buyer agrees to indemnify, defend and hold the Phibro Parties (and their respective shareholders, officers, directors, employees, agents, successors and assigns) harmless from and against any and all Third Party Claims or Damages (including, without limitation, costs associated with the performance of Response Actions as described in Section 2(b) of this Agreement) to the extent arising out of any of the following (the "Buyer Indemnified Matters"):

            (i) the Release of, or exposure to any Hazardous Materials at, on, under or emanating from any Real Property that occurs after the Closing Date;

            (ii) any Hazardous Materials generated or produced by the Buyer or the Prince Business or transported from any Real Property and disposed of or stored at off-site locations after the Closing Date;

            (iii) any violation of any Environmental Laws by the Buyer or the Buyer's agents, representatives or employees or by the Prince Business at any Real Property to the extent such violation occurs after the Closing Date and is not caused by, related to or in continuation of any violations of applicable Environmental Laws by the Prince Business or at any Real Property occurring prior to the Closing Date; or

            (iv) any Third Party Claims relating to the Release of or exposure to Hazardous Materials from any inventory, products, materials, processes or operations of the Prince Business or at the Real Property where such Release or exposure occurs after the Closing Date.


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

            (c) Limitations on Indemnity.

            (i) Minimum Claim Amount. The Phibro Parties shall not be required to indemnify any Buyer Indemnified Party under this Agreement except to the extent that (A) the aggregate amount of Damages with respect to any claim or series of related claims for which the Buyer Indemnified Parties is otherwise entitled to indemnification pursuant to this Agreement exceeds the following:
(1) with respect to any claim for indemnification  made under Section 1(a)(i) or
(iv)(2) ("Special Environmental Claims"), $50,000 (excluding legal fees and the Buyer's costs for investigation as described in Section 2(c) of this Agreement); and (2) with respect to any claim for indemnification made under Section 1(a)(iii), $12,500 (excluding legal fees and the Buyer's costs for investigation as described in Section 2(c) of this Agreement) (each a "Minimum Claim Amount") (it being understood and agreed, with respect to each of clause (1) and (2), that the Phibro Parties shall not be liable for any Damages with respect to any claim or series of related claims in the event that such Damages are less than the applicable Minimum Claim Amount, and if such aggregate amount exceeds the applicable Minimum Claim Amount, then the Buyer Indemnified Parties shall be entitled to indemnification for the full amount of such Damages, subject to the deductible and limitations on maximum amount of recovery set forth in this
Section 1(c)), and (B) with respect to claims made under Section 1(a)(iii), the aggregate amount of Damages for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to this Agreement and pursuant to
Section 12 of the Purchase Agreement exceeds $210,000 (the "Deductible Amount") (it being understood and agreed, with respect to claims made under Section 1(a)(iii), that (1) any claim or series of related claims for Damages less than the applicable Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (2) the Deductible Amount is intended as a deductible, and the Phibro Parties shall not be liable for any Damages less than the Deductible Amount for which the Buyer Indemnified Parties are otherwise entitled to indemnification), whereupon the Buyer Indemnified Parties shall be entitled to be paid the excess of the aggregate amount of all such Damages over $210,000, subject to the limitations on maximum amount of recovery set forth elsewhere in this Section 1(c); provided, however, that Damages arising out of any claim for indemnification made under Section 1(a)(ii), (iv)(1) or (v), any Fraud Claim (as defined in the Purchase Agreement), or any claim for indemnification for the assessment of any fine or monetary penalty relating to matters described in Schedule A hereto (collectively, "Non-Deductible Environmental Claims") shall, subject to the other provisions of Section 1(c), be indemnified in their entirety by the Phibro Parties and shall not be subject to the Minimum Claim Amount. Neither Special Environmental Claims nor Non-Deductible Environmental Claims will count towards or reduce the Deductible Amount. Notwithstanding anything contained herein to the contrary, the matters described on Schedule A shall not be subject to indemnification by the Phibro Parties nor considered Phibro Parties Indemnified Matters, except to the extent of the assessment of any fine or monetary penalty relating to matters described on Schedule A hereto.

            (ii) General Limit. The aggregate amount of Damages payable by the Phibro Parties pursuant to Section 1(a)(iii) above shall not exceed an amount (such amount, the "General Limit") equal to $5,000,000 less amounts previously paid by or on behalf of the Phibro Parties pursuant to this Agreement or pursuant to Section 12 of the Purchase Agreement (excluding, in any case, any amounts paid in respect of Fraud Claims).

            (iii) Maximum Amount. The aggregate amount of Damages payable by the Phibro Parties pursuant to Section 1(a)(i), (ii), and (iv) above shall not exceed an amount (such amount, the "Maximum Amount") equal to $15,000,000 less amounts previously paid by or on behalf of the Phibro Parties pursuant to this Agreement or pursuant to Section 12 of the Purchase Agreement.


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

            (iv) No Limitations on Indemnity for Excluded Real Property. Notwithstanding anything to the contrary contained herein, the Phibro Parties shall be liable for any and all Damages arising out of any claim for indemnification made under Section 1(a)(v) and any such Damages will not count towards or be subject to the thresholds or limitations on liability set forth in this Agreement (including, without limitation, the Minimum Claim Amount, the General Limit or the Maximum Amount).

            (v) Consequential Damages. The limitations on liability of the Phibro Parties set forth in clauses (ii) and (iii) of Section 12.5(j) of the Purchase Agreement are hereby incorporated by reference and made a part of this Agreement with respect to liability under this Agreement.

            (vi) Changes to Environmental Laws after the Closing Date. If a Response Action that would not be required as of the Closing Date (whether then known or unknown) under Environmental Laws in effect as of that time becomes necessary after the Closing Date to the extent of a change in Environmental Laws after the Closing Date, the Phibro Parties shall not be responsible for the cost or performance of such Response Action. To the extent that the performance of a Response Action, that is or would be required as of the Closing Date under Environmental Laws in effect as of that time, becomes more costly due to changes in Environmental Laws after the Closing Date, the Phibro Parties shall be responsible for performing Response Actions to the Least Stringent Environmental Standards as provided in Section 2(a) of this Agreement.

            (d) No Assumption of Liability by the Buyer.

      Anything to the contrary notwithstanding, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation for any of the Phibro Parties Indemnified Matters. Without limiting the provisions of Section 1(c), neither the thresholds or limitations on liability in Section 1(c) with respect to indemnification nor any failure of the Phibro Parties to indemnify the Buyer shall be construed to imply or create an assumption of liability by the Buyer of any Phibro Parties Indemnified Matter.

      2. Performance of Response Actions.

            (a) Performance of Response Actions for Phibro Parties Indemnified Matters.

      The Phibro Parties agree that they shall cause the Consultant to perform the Response Actions relating to Phibro Parties Indemnified Matters at the Real Property in accordance with applicable Environmental Laws and generally acceptable engineering standards to the Least Stringent Environmental Standards. All costs for the performance of Response Actions which are Phibro Parties' Indemnified Matters hereunder shall be at the Phibro Parties sole cost and expense, subject to Section 1(c) of this Agreement. The Buyer shall grant the Phibro Parties and the Consultant reasonable access to the Real Property at reasonable times upon reasonable prior notice for the performance of Response Actions. The Buyer shall make available to the Phibro Parties, upon reasonable notice and at reasonable times, employees of the Prince Business or the Buyer who have supervisory responsibility for environmental matters at any Real Property. The Phibro Parties agree that they shall cause the Consultant to use commercially reasonable efforts to minimize or avoid any interference with the conduct of operations at any Real Property. The Phibro Parties shall also cause the Consultant to perform such Response Actions in a timely and workmanlike manner. The Phibro Parties agree to cause the Consultant to obtain and maintain, in full force and effect during the period of time that the Consultant is engaged in the performance of Response Actions relating to Phibro Parties Indemnified Matters, comprehensive general liability insurance and professional liability insurance covering all work to be performed at the

Real Property, in a minimum coverage amount of $2,000,000 for personal injury and property damage and errors and omissions. Prior to the commencement of any Response Actions, the Consultant shall provide the Buyer with certificates of insurance evidencing such coverage and naming the Buyer as an additional insured. The Phibro Parties shall restore any portions of any Real Property affected by the Response Actions relating to Phibro Parties Indemnified Matters as soon as practicable after completion of such Response Actions and shall promptly complete such restoration in a commercially reasonable manner at the Phibro Parties' expense. The Phibro Parties shall provide copies of all reports, documents or testing data to the Buyer within five (5) days after the preparation by it or by the Consultant or the receipt of same. The Phibro Parties shall not file or submit any written documents to any Governmental Authority relating to the performance of Response Actions, the Existing Environmental Conditions or the Real Property without the prior written approval of the Buyer, which approval shall not be unreasonably withheld. The Phibro Parties shall be entitled to control the performance of Response Actions for Phibro Parties Indemnified Matters, so long as performed in conformance with the terms and conditions of this Agreement. The Phibro Parties shall be permitted to contact and discuss the performance of Response Actions for Phibro Parties Indemnified Matters with the appropriate Governmental Authority after providing notice to the Buyer and the Buyer shall have the right to participate (or have its representatives participate) in such discussions at its discretion. The Buyer shall have the right to have its representatives present during the performance of any Response Actions and shall have the right to obtain split samples during any subsurface testing at any Real Property. The Phibro Parties shall be responsible for any fines or penalties assessed with respect to the performance of Response Actions relating to Phibro Parties Indemnified Matters. To the extent that, during the performance of Response Actions for Phibro Parties Indemnified Matters, any Hazardous Material must be disposed of off-site, the Phibro Parties shall (or shall cause the Consultant to) dispose of such Hazardous Materials in accordance with applicable Environmental Laws and manifest or sign bills of lading with respect to such Hazardous Materials. The Phibro Parties shall indemnify the Buyer for any Damages associated with such off-site disposal of Hazardous Materials. In the event that the Phibro Parties fail to commence or continue the performance of any Response Action required by the Phibro Parties under this Agreement within forty-five (45) days after written notice of such failure from the Buyer (or such shorter period as may be necessitated by emergency situations or applicable Environmental Laws), all costs and expenses incurred by the Buyer in performing Response Actions or other obligations relating to Phibro Parties Indemnified Matters shall constitute Damages and shall be indemnified by the Seller.

            (b) Performance of Response Actions for Buyer Indemnified Matters.

      In the event the Buyer receives any notice, claim or demand from any of the Phibro Parties for indemnification of a Buyer Indemnified Matter in accordance with Sections 12.3 and 12.4 of the Purchase Agreement, the Buyer agrees that it shall cause the Buyer's Consultant to perform Response Actions relating to Buyer Indemnified Matters at the Real Property in accordance with applicable Environmental Laws and generally acceptable engineering standards. All costs for the performance of Response Actions which are Buyer Indemnified Matters hereunder shall be at the Buyer's sole cost and expense. The Buyer shall also cause the Buyer's Consultant to perform Response Actions for Buyer Indemnified Matters in a timely and workmanlike manner. In connection with any Buyer Indemnified Matter for which the Buyer receives a notice, claim or demand from any of the Phibro Parties, the Buyer shall provide copies of all reports, documents or testing data relating in whole or in part to such Buyer Indemnified Matter to the Phibro Parties within five (5) days after the preparation by it or by the Consultant or the receipt of same. The Buyer shall provide the Phibro Parties copies of any written documents filed with or submitted to any Governmental Authority relating to the performance of Response Actions for Buyer Indemnified Matters for which any of the Phibro Parties has submitted a notice, claim or demand. The Buyer shall be responsible for any fines or penalties assessed with respect to the performance of Response Actions relating to Buyer Indemnified Matters. To the extent that,


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

during the performance of Response Actions for Buyer Indemnified Matters, any Hazardous Material must be disposed of off-site, the Buyer shall (or shall cause Buyer's Consultant to) dispose of such Hazardous Materials in accordance with applicable Environmental Laws and manifest or sign bills of lading with respect to such Hazardous Materials. The Buyer shall indemnify the Phibro Parties for any Damages associated with such off-site disposal of Hazardous Materials.

            (c) Investigations by the Buyer.

      The Buyer agrees that it shall not conduct any voluntary subsurface or other investigation of soil and groundwater at the Real Property unless such investigation is (i) required by a Governmental Authority, (ii) necessary or reasonably advisable for the sale, conveyance or financing of any Real Property,
(iii) required by any lender, (iv) necessary or reasonably advisable for the construction, expansion, demolition, repair or maintenance or operation of any new or existing structures, (v) in response to an emergency situation or imminent hazard, (vi) otherwise required under applicable Environmental Laws if such investigation is not performed by the Phibro Parties within a reasonable period of time after the Phibro Parties are notified of such requirement, (vii) if there is reasonable cause to believe there was a material violation of any representations and warranties made by the Phibro Parties under Section 5.9(c) or Section 5.11 of the Purchase Agreement, (viii) any investigation associated with the performance of Response Actions for Buyer Indemnified Matters, or (ix) any investigation associated with the performance of Response Actions for which costs are not reasonably likely to exceed the Minimum Claim Amount. If the Buyer desires to conduct any investigation described in this Section 1(c), it shall give the Phibro Parties at least two (2) days prior written notice, specifying the above clause in this Section 2(c) under which such investigation is to be conducted, the reason for such investigation, and the name of Buyer's Consultant (if other than GaiaTech Incorporated); provided, however, that (1) the Buyer shall provide such written notice for any investigation under clause (v) within two (2) days after such investigation and (2) the Buyer is not required to provide notice for any investigation under clause (viii), except as provided in
Section 2(b) of this Agreement.

            (d) Disputes Regarding Minimum Claim Amount.

      Prior to the commencement by the Buyer of any Response Action (other than for Buyer Indemnified Matters in accordance with Section 2(b)), the Buyer shall deliver to the Phibro Parties a written estimate from Buyer's Consultant of all costs of such Response Actions in accordance with this Agreement ("Buyer's Consultant's Cost Estimate"). Notwithstanding the foregoing, nothing in this
Section 2(d) shall prevent the Buyer from performing the investigations described in Section 2(c) of this Agreement prior to the delivery of the Buyer's Consultant's Cost Estimate to the Phibro Parties. Such estimate shall be reasonably detailed, describing the scope of the proposed Response Actions, including anticipated costs of remediation and monitoring and proposed times for completion of the various stages or phases of Response Actions. The Phibro Parties shall be entitled to obtain and deliver to the Buyer, within thirty (30) days after receipt of Buyer's Consultant's Cost Estimate, a written estimate from the Consultant ("Consultant's Cost Estimate") of all costs for any Response Action described in the Buyer's Consultant's Cost Estimate in accordance with this Agreement. If Buyer's Consultant's Cost Estimate shall be for less than the Minimum Claim Amount, such Response Actions and the ultimate cost thereof, whether less than or greater than the Minimum Claim Amount, shall not be a Phibro Parties Indemnified Matter and shall be the full responsibility of the Buyer; provided, however, that if, during the performance of such Response Actions, the Buyer's Consultant discovers that the scope of required Response Actions is significantly greater than anticipated in the Buyer's Consultant's Cost Estimate and the cost exceeds the Minimum Claim Amount, the Phibro Parties shall be responsible for indemnifying the Buyer in accordance with Section 1 of this Agreement (including reimbursement of amounts paid or incurred by the Buyer, if any, for the performance of such Response Actions and of investigations


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

described in Section 2(c)) and causing completion of the performance of Response Actions in conformance with Section 2(a) of this Agreement. If both Consultant's Cost Estimate and Buyer's Consultant's Cost Estimate shall be in excess of the Minimum Claim Amount, the Phibro Parties agree that they shall cause the Consultant to promptly initiate the performance of Response Actions for any Phibro Parties Indemnified Matter in accordance with Section 2(a) of this Agreement and that they shall reimburse the Buyer for amounts paid or incurred by the Buyer, if any, for the performance of investigations described in Section 2(c). If Consultant's Cost Estimate shall be for less than the Minimum Claim Amount and the Buyer's Consultant's Cost Estimate is in excess of the Minimum Claim Amount and the Parties cannot reach agreement after good faith efforts to resolve such dispute, the dispute regarding the Buyer's Consultant's Cost Estimate and Consultant's Cost Estimate shall be resolved pursuant to Section 5 of this Agreement (the "Arbitrated Determination"). In the event of such a dispute, the Phibro Parties shall have the first right, and if they decline or fail to perform any Response Action within a reasonable time, then the Buyer shall have the right to perform any such Response Actions pending resolution of such dispute if the Buyer's Consultant determines that the prompt performance of such Response Actions is reasonably necessary or required under applicable Environmental Laws. If the actual cost of performing Response Actions for any Phibro Parties Indemnified Matter for which Buyer's Consultant's Cost Estimate exceeded the Minimum Claim Amount, which is subject to a dispute regarding the Buyer's Consultant's Cost Estimate, (i) exceeds the Minimum Claim Amount, the matter shall constitute a Phibro Parties Indemnified Matter and the Phibro Parties shall be responsible for (A) indemnifying the Buyer in accordance with
Section 1 of this Agreement (including reimbursement of amounts paid or incurred by the Buyer, if any, for the performance of such Response Actions and of investigations described in Section 2(c)) and (B) causing completion of the performance of Response Actions in conformance with Section 2(a) of this Agreement, or (ii) is less than the Minimum Claim Amount, the matter shall not constitute a Phibro Parties Indemnified Matter and the Buyer shall reimburse the Phibro Parties for amounts paid or incurred by the Phibro Parties, if any, for the performance of such Response Actions, in each case regardless of the Arbitrated Determination concerning the Buyer's Consultant's Cost Estimate and Consultant's Cost Estimate (if an Arbitrated Determination regarding the Buyer's Consultant's Cost Estimate or Consultant's Cost Estimate has not been made under
Section 5 such dispute shall be withdrawn if the Response Actions shall be completed or if the cost of on-going Response Actions exceed the Minimum Claim Amount).

      3. Permitted Releases and Contribution. If any Release occurs prior to the Closing Date, and a similar Release also occurs within one-hundred eighty (180) days after the Closing Date that occurs in the ordinary course of the operations of the Prince Business and in continuation of the practices of the Prince Business in existence on or before the Closing Date (such operations hereinafter the "Continuing Operations") then, to the extent Response Actions were not required as of the Closing Date under applicable Environmental Laws as in effect at that time, if at any point during the one-hundred eighty (180) day period such post-Closing Release, if known, would require the performance of Response Actions under applicable Environmental Laws as in effect as of the Closing Date, the proportionate amount of the Release actually occurring prior to the Closing date shall constitute Phibro Parties Indemnified Matters and the proportionate amount of the Release actually occurring after the Closing Date shall constitute Buyer Indemnified Matters. In the event a Release that occurs after the Closing Date exacerbates or contributes to an Existing Environmental Condition such that the performance of Response Actions become required after the Closing Date, where such Existing Environmental Condition, if known at the Closing Date, would not have required the performance of Response Actions under Environmental Laws as in effect at that time, and such Release (1) does not occur as the result of the Continuing Operations or (2) occurs more than one-hundred eighty (180) days after the Closing Date, such Release shall be the responsibility of the Buyer and shall not constitute a Phibro Parties Indemnified

Matter. To the extent a Release caused by the Buyer, which does not occur as the result of Continuing Operations or within one-hundred eighty (180) days after the Closing Date, exacerbates or contributes to an Existing Environmental Condition that if known, as of the Closing Date, would have required the performance of Response Actions, the Buyer shall be responsible only for its proportional share of costs for the performance of Response Actions resulting from such Release.

      4. Environmental Insurance. For a period of at least [5] years following the Closing Date, the Phibro Parties will use commercially reasonable efforts to maintain all insurance coverage in place prior to the Closing Date with respect to the Existing Environmental Conditions on the Real Property (or comparable insurance with financially sound and reputable insurance 4. companies) and shall name the Buyer as an additional insured on any insurance policies in place as of the Closing Date. The Phibro Parties shall, at their sole discretion, have the option to obtain additional insurance coverage for Existing Environmental Conditions in the form of a Pollution Legal Liability Select Policy issued by AIG or any similar policy the Phibro Parties may select (the "Environmental Policy"). The Buyer shall cooperate with the Phibro Parties in providing information reasonably required by an insurer to obtain the Environmental Policy. In the event the Phibro Parties obtain such insurance coverage, the Environmental Policy shall name the Buyer as an additional insured. In the event of a Phibro Parties Indemnified Matter, the Phibro Parties shall have the right to seek insurance coverage under the Environmental Policy and the Buyer shall provide the Phibro Parties with documentation or information reasonably required to assert a claim for insurance coverage for a Phibro Parties Indemnified Matter. This Section 4 shall not limit the Phibro Parties obligations to indemnify the Buyer or to perform Response Actions for Phibro Parties Indemnified Matters.

      5. Resolution of Disputes. With respect to disputes concerning the performance of Response Actions, the Buyer's Consultant's Cost Estimate, or disagreements regarding statements, invoices, or supporting documentation, or other matters relating to any claim for indemnity, the challenging party shall have the right to submit the dispute to binding arbitration by a panel selected in the following manner: the Phibro Parties and the Buyer shall each select one firm principally engaged in engineering or environmental science, and the two firms so selected shall then select a third firm principally engaged in engineering or environmental science. The panel so selected shall make a determination in writing and shall prepare written findings of fact as part of the determination. The determination shall be fully and finally binding among the parties. The costs of any dispute resolution by this panel shall be borne as follows: the Phibro Parties and the Buyer shall pay the fees and other expenses of the firm chosen by such parties, and the Phibro Parties, on the one hand, and the Buyer, on the other hand, shall each pay 50% of the fees and other expenses of the firm chosen by the other two firms.

      6. Miscellaneous.

            (a) Any notice, claim or demand required or permitted to be given pursuant to this Agreement shall be given in accordance with Sections 12.3 and
12.4 of the Purchase Agreement.

            (b) Demand may be made hereunder on any number of occasions and as often as the occasion may arise. The Party seeking indemnification shall notify the other Parties of any Third Party Claim, with respect to which the Party seeking indemnification claims indemnification hereunder, in accordance with the procedures established in Sections 12.3 and 12.4 of the Purchase Agreement.

            (c) Notwithstanding the foregoing provisions of paragraph (b) above, the indemnifying party shall not have the right to settle or compromise any Third Party Claims without the prior written consent of the indemnified party if, as a result of such settlement or compromise, the indemnified party will have any material liability not paid or borne by the indemnifying party or if the indemnified party will become subject to any material restrictions or constraints not previously applicable to them.

            (d) This Agreement and the Sections of the Purchase Agreement referred to herein set forth the entire understanding of the Parties with respect to the subject matter hereof, and no change or modification of this Agreement shall be valid unless made in writing and signed by all of the Parties to this Agreement.

            (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            (f) Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. Nevertheless, the invalidity, irregularity or unenforceability of any of the provisions hereunder shall not affect the enforceability of the remainder of this Agreement or constitute a defense thereto or otherwise affect the obligations of the Parties hereunder.

            (g) The execution of this Agreement is neither an admission of liability of any issue dealt with in this Agreement nor an admission with respect to any question of law or fact arising out of or relating to the Phibro Parties Indemnified Matters or the Buyer Indemnified Matters. Accordingly, it is the intention of the Parties that this Agreement will not be admissible into evidence in any proceeding other than to enforce any right or obligation arising out of this Agreement. It is further agreed by the Parties that any payments made herein or pursuant hereto are not and do not constitute penalties, fines or monetary sanctions of any kind.

            (h) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties; provided, however, that nothing contained in this section shall prevent the Buyer, without the consent of the Phibro Parties, (1) from transferring or assigning this Agreement or their rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer, or which is acquiring all or substantially of the assets of the Buyer, or
(2) from assigning all or part of their rights hereunder by way of collateral assignment to any bank or financial institution providing financing to the Buyer, but no such transfer or assignment made pursuant to clauses (1) or (2) shall relieve the Buyer of its obligations under this Agreement.

            (i) This Agreement may be executed in counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7. Definitions. All capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

            (a) "Buyer's Consultant" shall mean GaiaTech Incorporated, or another qualified engineering or scientific firm as the Buyer may select, subject to the written approval of the Phibro Parties, which approval shall not be unreasonably withheld.

            (b) "Consultant" shall mean GaiaTech Incorporated, or another qualified engineering or scientific firm as the Phibro Parties may select, subject to the written approval of the Buyer, which approval shall not be unreasonably withheld.

            (c) "Damages" shall mean any and all losses, costs, expenses, obligations, damages, liabilities, payments, fines, penalties, liens, expenses, and Third Party Claims for personal injury or death or damage to property or the environment (including natural resource damages), including, without limitation, reasonable attorneys' fees, other reasonable litigation expenses, reasonable consultants' fees, and other reasonable costs and expenses relating thereto.

            (d)  "Environmental  Laws" shall mean any and all federal,  state or local laws (including principles of common law), rules, orders, regulations, statutes, ordinances, codes, decrees, guidelines, or agreements with or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning health, safety, waste transportation, storage or disposal, protection of the environment, natural resources or human health, including, without limitation, as amended through the date hereof, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and regulations promulgated pursuant thereto.

            (e) "Existing Environmental Conditions" shall mean (1) the Release of, or exposure to any Hazardous Materials at, on, under or emanating from any Real Property, whether known or unknown, on or prior to the Closing Date in violation of or which, if known, would require Response Actions under applicable Environmental Laws as in effect as of the Closing Date, (2) any Hazardous Materials generated or produced by the Prince Business or transported from any Real Property and disposed of or stored at off-site locations, on or prior to the Closing Date, (3) any violation of applicable Environmental Laws as in effect as of the Closing Date by the Prince Business or at any Real Property to the extent that such violation occurs prior to the Closing Date, and (4) any acts or omissions by the Phibro Parties or the Prince Business or conditions at the Real Property existing on or before the Closing Date (whether known or unknown) that give rise to liability under any Environmental Law as in effect as of Closing Date. The term Existing Environmental Conditions does not include Releases of Hazardous Materials caused by the Buyer after the Closing Date, subject to Section 3 of this Agreement, nor capital requirements or Response Actions (but excluding assessments of fines and penalties) relating to matters or conditions described on Schedule A hereto.

            (f) "Governmental Authority" shall mean any applicable federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or any court having jurisdiction over any person or matter.

            (g) "Governmental Determination" shall mean a written determination by the applicable Governmental Authority to the effect that no further Response Action is required with respect to an Existing Environmental Condition.

            (h) "Hazardous Materials" shall mean any hazardous waste, as defined in 42 U.S.C. ss.6903(5), any hazardous substances, as defined by 42 U.S.C. ss.9601(14), any "pollutant or contaminant" as defined by 42 U.S.C. ss.9601(33) and all toxic substances, hazardous materials or other chemicals or substances (including, but not limited to, asbestos, polychlorinated biphenyls, oil, petroleum, particulate matter, silica, or the class of substances commonly referred to as dioxins) regulated by any Environmental Laws.

            (i) "Least Stringent Environmental Standards" shall mean, with respect to any Response Actions, the least stringent standards required under applicable Environmental Laws as in effect as of the Closing Date to obtain a
Governmental   Determination,   provided,   however,   that  any
institutional restrictions proposed to be placed on any Real Property shall be reasonably acceptable to the Buyer and shall allow the continued and uninterrupted operation of the Prince Business or any other operations at any Real Property (including, without limitation, expansion, demolition and construction activities).

            (j) "Release" shall mean "Release" (as defined in CERCLA; provided, that in the event CERCLA is amended so as to broaden the meaning of the term "release", such broader meaning shall apply with respect to the period subsequent to the effective date of such amendment and provided, further, that to the extent that the laws of the states in which the Real Property are located establish a meaning which is broader than that specified in CERCLA such broader meaning shall apply) or any other discharge or disposal of Hazardous Materials.

            (k) "Response Actions" shall mean (1) any investigation, assessment, testing, monitoring, reporting, remediation, cleanup, removal, response actions, or containment of Existing Environmental Conditions required under applicable Environmental Laws or required by a Governmental Authority, and (2) the reasonable cost of restoration of any portion of any site affected by any matter described in clause (1) of this definition.

            (l) "Third Party Claim" shall mean any action, suit, proceeding or demand by a third party (excluding any Governmental Authority).

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                                      -11-

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                    THE BUYER:

                                    PRINCE MINERAL COMPANY, INC.

                                    By: /s/ David Ventura
                                       -----------------------------------------
                                       Name:  David Ventura
                                       Title: Vice President

                                    THE PHIBRO PARTIES:

                                    PHIBRO ANIMAL HEALTH CORPORATION

                                    By: /s/ Jack C. Bendheim
                                       -----------------------------------------
                                       Name:  Jack C. Bendheim
                                       Title: President

                                    PRINCE MFG LLC

                                    By: /s/ David C. Storbeck
                                       -----------------------------------------
                                       Name:  David C. Storbeck
                                       Title: Vice President

                                    THE PRINCE MANUFACTURING COMPANY

                                    By: /s/ David C. Storbeck
                                       -----------------------------------------
                                       Name:  David C. Storbeck
                                       Title: Vice President


                                      -12-